Exhibit 24.43

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Valencia McClure, do hereby appoint J. Tyler Anthony and Anne Bancroft, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2023 of Potomac Electric Power Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ VALENCIA MCCLURE
Valencia McClure

DATE: February 12, 2024